Exhibit 99.4

ONCOTHYREON INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On August 8, 2014 (the “Closing Date”), Alpine Biosciences, Inc. (“Alpine”), merged into and with Protocell Therapeutics Inc., a wholly owned subsidiary of Oncothyreon Inc (“Oncothyreon”). The merger consideration received by Alpine shareholders was 10% of the fully diluted, post transaction, common shares outstanding of Oncothyreon, or 9,294,524 shares. The total value of the acquisition was $27.2 million based the closing price of Oncothyreon’ s common stock on the Closing Date, which was $2.93 per share.

The following unaudited pro forma condensed combined financial data was prepared using the acquisition method of accounting and was based on the historical financial statements of Oncothyreon and Alpine. The unaudited pro forma condensed combined balance sheet as of June 30, 2014 is presented as if the acquisition had closed on June 30, 2014. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2014 is presented as if the acquisition had taken place on January 1, 2014. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2013 is presented as if the acquisition had closed on January 1, 2013.

The preliminary purchase price allocation used in the unaudited pro forma condensed combined financial statements is based upon preliminary estimates. The preliminary estimated fair values of certain assets and liabilities have been determined by the Company, and we considered or relied in part on the assistance of a third-party valuation firm and such firm’s preliminary work. Our estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date) as Oncothyreon finalizes the valuations of certain intangible assets acquired, goodwill, and income taxes recorded in connection with the acquisition.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only and are not intended to represent or be indicative of the results of the consolidated results of operations or financial position that would have been reported had the Alpine acquisition been completed as of the dates presented, and should not be taken as representative of our future consolidated results of operations or financial condition. Preparation of the unaudited pro forma financial information for all periods presented required management to make certain judgments and estimates to determine the pro forma adjustments such as purchase accounting adjustments.

This unaudited pro forma condensed combined financial data should be read in conjunction with the historical financial statements of Oncothyreon included in its annual report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission (“SEC”) on March 13, 2014, its subsequent quarterly reports on Form 10-Q filed with the SEC, and in conjunction with the historical financial statements of Alpine included in Exhibits 99.2 and 99.3 of this Form 8-K/A.

ONCOTHYREON INC.

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheets

As of June 30, 2014

(In thousands, except share and per share amounts)

	Oncothyreon	Alpine	Pro Forma Adjustments (Note 3)		Note Reference		Pro Forma Combined
ASSETS
Current:
Cash and cash equivalents	$10,405	$37	$				$10,442
Short-term investments	42,786	—					42,786
Accounts and other receivables	234	—					234
Prepaid and other current assets	364	1					365

Total current assets	53,789	38					53,827
Long-term investments	5,288	—					5,288
Property and equipment, net	1,782	—					1,782
Intangible assets	—			19,738	(B	)	19,738
Goodwill	2,117	—		15,046	(C	)	17,163
Other assets	598	—					598

Total assets	$63,574	$38		$34,784			$98,396

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current:
Accounts payable	$795	$—	$				$795
Accrued and other liabilities	2,064	681		549	(D	)	3,294
Accrued compensation and related liabilities	860	—					860
Current portion of restricted share unit liability	208	—					208

Total current liabilities	3,927	681		549			5,157
Deferred rent	388	—					388
Restricted share unit liability	321	—					321
Warrant liability	1,656	—					1,656
Deferred tax liability				6,908	(C	)	6,908
Class UA preferred stock, 12,500 shares authorized, 12,500 shares issued and outstanding	30	—					30
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized, no shares issued or outstanding	—	—		—			—
Common stock, $0.0001 par value; 200,000,000 shares authorized and 70,810,631 shares issued and outstanding	353,854	—		1	(A	)	353,855
Additional paid-in capital	156,180	876		(876)	(E	)	156,180
				27,232	(A	)	27,232
Accumulated deficit	(447,733)	(1,519)		1,519	(E	)	(447,733)
				(549)	(D	)	(549)
Accumulated other comprehensive loss	(5,049)	—		—			(5,049)

Total stockholders’ equity	57,252	(643)		27,327			83,936

Total liabilities and stockholders’ equity	$63,574	$38		$34,784			$98,396

ONCOTHYREON INC.

Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations

For the Six Months Ended June 30, 2014

(In thousands, except share and per share amounts)

	Oncothyreon	Alpine	Pro Forma Adjustments (Note 3)	Note Reference		Pro Forma Combined
Operating expenses
Research and development	$10,213	$578	$191	(F	)	$10,982
General and administrative	4,744	503				5,247

Total operating expenses	14,957	1,081	191			16,229

Loss from operations	(14,957)	(1,081)	(191)			(16,229)

Other income (expenses)
Investment and other income (expenses), net	41	—	—			41
Change in fair value of warrant liability	(732)	—	—			(732)

Total other income (expenses), net	(691)	—	—			(691)

Net loss	$(15,648)	$(1,081)	$(191)			$(16,920)

Net loss per share—basic and diluted	$(0.22)					$(0.21)
Shares used to compute basic and diluted net loss per share	70,725,341		9,245,344			79,970,685

ONCOTHYREON INC.

Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations

For the Year Ended December 31, 2013

(In thousands, except share and per share amounts)

	Oncothyreon	Alpine	Pro Forma Adjustments (Note 3)	Note Reference		Pro Forma Combined
Operating expenses
Research and development	$33,221	$8	$386	(F	)	$33,615
General and administrative	8,002	127	—			8,129

Total operating expenses	41,223	135	386			41,744

Loss from operations	(41,223)	(135)	(386)			(41,744)

Other income (expenses)
Investment and other income (expenses), net	137	—	—			137
Change in fair value of warrant liability	2,327	—	—			2,327
Interest expense		(8)	—			(8)

Total other income (expenses), net	2,464	(8)	—			2,456

Net loss	$(38,759)	$(143)	$(386)			$(39,288)

Net loss per share—basic and diluted	$(0.62)					$(0.55)
Shares used to compute basic and diluted net loss per share	62,387,616		9,245,344			71,632,960

ONCOTHYREON INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined financial data were prepared using the acquisition method of accounting and were based on the historical financial statements of Oncothyreon Inc. (“Oncothyreon”) and Alpine Biosciences, Inc. (“Alpine”) after giving effect to Oncothyreon’s acquisition of Alpine on August 8, 2014. The unaudited pro forma condensed combined balance sheet as of June 30, 2014 is presented as if the acquisition occurred on June 30, 2014. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2014 is presented as if the acquisition had taken place on January 1, 2014. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 is presented as if the acquisition had taken place on January 1, 2013.

We account for business combinations pursuant to ASC 805, Business Combinations. In accordance with ASC 805, we allocate the purchase price of an acquired company to the net tangible assets and intangible assets, as well as to in-process research and development, acquired based upon their estimated fair values. We have made assumptions and estimates in determining the estimated purchase price and the allocation of the estimated purchase price in the unaudited pro forma condensed combined financial statements. These estimates and assumptions are subject to change during the purchase price allocation period (generally one year from the acquisition date) as we finalize the valuations of the net tangible assets, intangible assets and in-process research and development acquired. In particular, the final valuations of identifiable intangible assets and associated tax effects may change significantly from our estimates. These changes could result in material variances between our future financial results and the amounts presented in these unaudited condensed combined financial statements, including variances in fair values recorded, as well as expenses and cash flows associated with these items.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only and are not intended to represent or be indicative of the results of the consolidated results of operations or financial position that would have been reported had the Alpine acquisition occurred as of the dates presented, and should not be taken as representative of our future consolidated results of operations or financial condition. Preparation of the unaudited pro forma financial information for all periods presented required management to make certain judgments and estimates to determine the pro forma adjustments such as purchase accounting adjustments, which include, among others, amortization charges from acquired intangible assets. The unaudited pro forma condensed combined financial statements do not reflect any cost savings and/or operating efficiencies that we may achieve with respect to the combined companies.

2. PURCHASE PRICE ALLOCATION

On August 8, 2014, Oncothyreon completed the acquisition of Alpine for consideration of approximately $27.2 million. The acquisition was accounted for under the acquisition method of accounting.

The purchase consideration was allocated based on the estimated fair value of the tangible and identifiable intangible assets acquired and liabilities assumed from Alpine. An allocation of the purchase price was made to major categories of assets and liabilities in the accompanying unaudited pro forma condensed combined financial statements based on management’s best estimates, assuming the acquisition of Alpine had closed on June 30, 2014, using the fair value estimates from August 8, 2014. The excess of the purchase price over the estimated fair value of tangible and identifiable intangible assets acquired and liabilities assumed was allocated to goodwill.

In performing our preliminary purchase price allocation, we considered, among other factors, our intention for future use of acquired assets, analyses of historical financial performance and estimates of future performance of Alpine’ product candidates. The fair values of intangible assets were calculated primarily using an income approach and estimates and assumptions developed by Oncothyreon management. The rates utilized to discount net cash flows to their present values were based on a range of discount rates of 40% to 60% applied to the intangible assets to reflect the risk of the asset revenues derived from the respective intangible asset. The following table sets forth the intangible assets associated with the Alpine acquisition (in thousands, except useful life):

	Preliminary Fair Value	Useful Life
Research technology	$19,738	Indefinite

Research technology represents a series of awarded patents and filed patent applications that are the basis of the platform which forms a major part of the planned future products.

The total purchase consideration has been allocated to the assets acquired and liabilities assumed, including identifiable intangible assets, based on their respective fair values at the acquisition date. Based upon the fair values determined by the Company, in which we considered or relied in part upon a valuation report of a third-party expert, the total purchase price was allocated as follows (in thousands):

Purchased intangible assets	$19,738
Goodwill	15,046
Net tangible assets	(643)
Deferred tax liability	(6,908)

Total estimated purchase price	$27,233

3. PRO FORMA ADJUSTMENTS

The following pro forma adjustments are included in the unaudited pro forma condensed combined balance sheets:

(A)	To record the issuance of Oncothyreon common stock in exchange for all of the outstanding stock of Alpine.

(B)	To record the preliminary fair value of intangible assets related to the acquisition.

(C)	To record the preliminary fair value of goodwill related to the acquisition, including the impact of an adjustment for $6.9 million to record a deferred tax liability for the book versus tax differences attributable to the identifiable indefinite lived intangible assets.

(D)	To record estimated acquisition-related transaction costs incurred by Oncothyreon and Alpine.

(E)	To eliminate historical stockholders deficit of Alpine.

The following pro forma adjustments are included in the unaudited pro forma condensed combined statements of operations:

(F)	To record salary and stock-based compensation costs related to hiring of a key employee that was contingent to the consummation of the merger. For the six months ended June 30, 2014 and the year ended December 31, 2013, compensation costs amounted to $191,000 and $386,000, respectively.

4. PRO FORMA NET LOSS PER SHARE

The pro forma basic net loss per share amounts presented in our unaudited pro forma condensed combined statements of operations are calculated by dividing net loss by the weighted average number of our common shares outstanding during the applicable period, plus shares of Oncothyreon common stock issued in connection with the Alpine acquisition.

The pro forma diluted net loss per share is calculated by adjusting the numerator and denominator of the basic net loss per share calculation for the effects of all potentially dilutive common shares. Potential dilutive shares of the Company’s common stock include stock options, restricted share units, warrants, shares granted under the 2010 Employee Stock Purchase Plan (ESPP).

The following table presents the number of shares that were excluded from the number of shares used to calculate diluted net loss per share:

	Six Months Ended June 30, 2014	Year Ended December 31, 2013
Director and employee stock options	4,546,033	4,515,033
Warrants	8,230,848	10,922,090
Non-employee director restricted share units	163,204	191,613
Employee stock purchase plan	3,408	2,765

Common stock issued in connection with the Alpine acquisition is assumed to be outstanding at the beginning of each period presented.

	Weighted Average Common Shares Outstanding
	Six Months Ended June 30, 2014	Year Ended December 31, 2013
Weighted average common shares outstanding – basic and diluted, as reported	70,725,341	62,387,616
Add: Common stock issued in conjunction with the acquisition of Alpine	9,245,344	9,245,344

Weighted average common shares outstanding – basic and diluted, pro forma	79,970,685	71,632,960